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                                                                   EXHIBIT 11.1


                    COMPUTATION OF PRO FORMA LOSS PER SHARE


                                                For the Period October 1,       Six months
                                                1995 (date of inception)          Ended
                                                  to December 31, 1995         June 30, 1996
                                                -------------------------      -------------
Net loss                                               $ (208,986)               $ (773,768)

Pro forma weighted average shares outstanding           5,175,000                 5,175,000

Pro forma net loss per share                           $     (.04)               $     (.15)